Exhibit 23.3



                      CONSENT OF INDEPDENDENT AUDITORS
                      --------------------------------


We hereby consent to the incorporation by reference in the Prospectus constituting part of this registration statement on Form S-3 of Metromedia International Group, Inc. of our report of May 3, 1996 appearing on page
F-2 of The Samuel Goldwyn Company's Annual Report on Form 10-K for the year ended March 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page F-21 of The Samuel Goldwyn Company 's Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such Selected Consolidated Financial Data.


                                          Price Waterhouse LLP

Century City, California
June 24, 1996